Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Cabela’s Incorporated and Subsidiaries (“the Company”) and management's report on the effectiveness of internal control over financial reporting dated February 26, 2007 appearing in the Annual Report on Form 10-K of Cabela’s Incorporated for the year ended December 30, 2006 and our report dated June 26, 2006 appearing in the Annual Report on Form 11-K of Cabela’s Incorporated 401(k) Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Omaha, Nebraska
May 22, 2007

Return to Form S-8